Exhibit 4.7

FIRST AMENDMENT TO THE GUARANTEE AGREEMENT

This First Amendment (this “Amendment”) to the Guarantee Agreement (the “Trust Securities Guarantee”) dated as of October 12, 2004, between Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Guarantor”), and SunTrust Bank, a Georgia banking corporation, as trustee (the “Trust Securities Guarantee Trustee”), for the benefit of the Holders from time to time of the Trust Preferred Securities and Trust Common Securities of Boston Private Capital Trust I, a Delaware statutory trust (the “Issuer”), dated as of November 1, 2004 is executed and delivered by the Guarantor and the Trust Securities Guarantee Trustee. Terms used herein but not otherwise herein defined shall have the meanings assigned to them in the Trust Securities Guarantee.

WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the “Declaration”), dated as of October 12, 2004, among the trustees of the Issuer, the Guarantor, as Sponsor, and the Holders from time to time of undivided beneficial interests in the assets of the Issuer, the Issuer has issued (i) 1,500,000 trust preferred securities being designated the 4.875% Convertible Trust Preferred Securities, and (ii) 46,392 common securities being designated 4.875% Trust Common Securities;

WHEREAS, in accordance with the terms of the Purchase Agreement dated October 5, 2004 (the “Purchase Agreement”) among the Issuer, the Guarantor, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P. (collectively, the “Initial Purchasers”), an option (the “Option”) was granted to the Initial Purchasers to purchase up to an additional 600,000 4.875% Convertible Trust Preferred Securities;

WHEREAS, on October 27, 2004, the Initial Purchasers elected to exercise the Option and purchased an additional 600,000 4.875% Convertible Trust Preferred Securities (the “Additional Trust Preferred Securities”);

WHEREAS, in accordance with the terms of the Declaration, the Company is required to maintain an ownership interest of at least 3% in the capital securities of the Issuer and, as a result of the exercise of the Option by the Initial Purchasers, the Company shall be required to purchase, and the Issuer shall be required to sell to the Company, an additional 18,560 of 4.875% Trust Common Securities (the “Additional Trust Common Securities”);

WHEREAS, as an incentive for Holders to purchase the Additional Trust Preferred Securities, the Guarantor entered into the Trust Securities Guarantee;

WHEREAS, the Guarantor desires to have the benefits of the Trust Securities Guarantee extend to the Additional Trust Preferred Securities and Additional Trust Common Securities;

WHEREAS, Section 9.2 of the Trust Securities Guarantee provides that the Guarantor and the Trust Securities Guarantee Trustee may amend the Trust Securities Guarantee without the consent of the Holders if the changes do not materially adversely affect the rights of the Holders;

WHEREAS, the Guarantor has determined that the changes included in this Amendment will not materially adversely affect the interests of the Holders; and

WHEREAS, all other things necessary to make this Amendment a valid agreement of the Guarantor, in accordance with its terms, have been done.

NOW, THEREFORE, for and in consideration of the premises, it is mutually agreed, for the equal and proportionate benefit of all Holders, as follows:

1. Amendment to the Trust Securities Guarantee. The first WHEREAS clause of the Trust Securities Guarantee is modified by replacing such clause in its in entirety with the following:

“WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the “Declaration”), dated as of October 12, 2004, among the trustees of the Issuer, the Guarantor, as Sponsor, and the Holders from time to time of undivided beneficial interests in the assets of the Issuer, the Issuer will issue (i) 2,100,000 Convertible Trust Preferred Securities, having an aggregate liquidation amount of $105,000,000, such convertible trust preferred securities being designated the 4.875% Convertible Trust Preferred Securities (the “Trust Preferred Securities”), and (ii) 64,952 Trust Common Securities having an aggregate liquidation amount of $3,247,600, such trust common securities being designated 4.875% Trust Common Securities (the “Trust Common Securities”) (the “Trust Preferred Securities” and the “Trust Common Securities” are collectively referred to as the “Trust Securities”);

2. Effectiveness. This Amendment will become operative and binding upon each of the Guarantor, the Trust Securities Guarantee Trustee and the Holders as of the day and year first above written.

3. References to and Effect on the Trust Securities Guarantee. On and after the date hereof, each reference in the Trust Securities Guarantee to “this Guarantee Agreement,” “this Trust Securities Guarantee,” “this Agreement,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Trust Securities Guarantee as amended by this Amendment unless the context otherwise requires. Except as specifically amended above, the Trust Securities Guarantee shall remain in full force and effect and is hereby ratified and confirmed.

4. Trustee Acceptance. The Trust Securities Guarantee Trustee accepts the amendment of the Trust Securities Guarantee effected by this Amendment, as hereby amended, but only upon the terms and conditions set forth in the Trust Securities Guarantee, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trust Securities Guarantee Trustee in the performance of its duties and obligations under the Trust Securities Guarantee, as hereby amended. Without limiting the generality of the foregoing, the Trust Securities Guarantee Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Guarantor, and makes no representations as to the validity or enforceability against the Guarantor.

5. Successors and Assignees. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6. Headings. The headings of the sections of this Amendment have been inserted for convenience of reference only and are not to be considered part of this Amendment and shall in no way modify or restrict any of the terms or provisions hereof.

7. Counterparts and Method of Execution. This Amendment may be executed in several counterparts (including by facsimile), all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

[Signature Page Follows.]

THIS AMENDMENT TO THE GUARANTEE AGREEMENT is executed as of the day and year first above written.

BOSTON PRIVATE FINANCIAL
HOLDINGS INC., as Guarantor

By:	/s/ Walter M. Pressey
Name:	Walter M. Pressey
Title:	President & Chief Financial Officer

SUNTRUST BANK,
as Trust Securities Guarantee Trustee

By:	/s/ George Hogan
Name:	George Hogan
Title:	Vice President